Exhibit 99.1

GUILD HOLDINGS COMPANY ANNOUNCES CLOSING OF INITIAL PUBLIC

OFFERING

SAN DIEGO—(BUSINESS WIRE)—Guild Holdings Company (NYSE: GHLD) (“Guild” or the “Company”), an originator and servicer of residential mortgages, today announced the closing of its initial public offering of 6,500,000 shares of its Class A common stock at a price to the public of $15.00 per share (the “Offering”). All of the offered shares were sold by certain of the Company’s stockholders.

Guild’s common stock began trading on the New York Stock Exchange on October 22, 2020 under the ticker symbol “GHLD”.

The Company did not receive any proceeds from the sale of its Class A common stock by the selling stockholders.

Wells Fargo Securities, BofA Securities and J.P. Morgan acted as lead joint book-running managers for the Offering. JMP Securities acted as a joint book-running manager and Compass Point and C.L. King & Associates acted as co-managers for the Offering. Wachtell, Lipton, Rosen & Katz served as legal advisor to Guild.

A registration statement relating to the Offering was declared effective by the Securities and Exchange Commission on October 21, 2020. Copies of the final prospectus relating to the Offering may be obtained from: Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York 10001, by telephone at (800) 326-5897 or by email at cmclientsupport@wellsfargo.com; BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department or by email at dg.prospectus_requests@bofa.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (866) 803-9204 or by email at prospectus-eq_fi@jpmchase.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Guild Holdings Company:

Guild is a growth-oriented mortgage company that employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of home ownership in neighborhoods and communities across the United States. Guild was established in 1960 and has expanded its retail origination footprint to 31 states within the United States.

Contact:

Investors:

Investor Relations

investors@guildmortgage.net

Media:

Ryan Hall

Nuffer, Smith, Tucker Public Relations

rch@nstpr.com

Cell: 949-280-4704

619-296-0605